[EMERALD LETTERHEAD]

October 16, 2024

Lucas Foss, President

Financial Investors Trust

1290 Broadway, Suite 1000

Denver, CO 80203

Re:	Emerald Growth Fund, a Series of the Financial Investors Trust (the “Trust”)

Dear Mr. Foss:

This letter confirms the agreement of Emerald Mutual Fund Advisers Trust (the “Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” that it is entitled to receive from the Emerald Growth Fund (the “Fund”).

With respect to the Fund’s Class A, Class C, Institutional Class and Investor Class shares, to the extent the Total Annual Fund Operating Expenses of the Fund (as defined in Item 3 of Form N-1A, and exclusive of acquired fund fees and expenses, brokerage expenses, interest expense, taxes and extraordinary expenses) exceed the annual rates (as a percentage of the Fund’s average daily net assets) set forth on Schedule A hereto, the Adviser will reduce the fee payable by the Fund to the extent of such excess, and/or shall reimburse the Fund (or class as applicable) by the amount of such excess. The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser further agrees that such fee waivers and reimbursements for the Fund are effective as of October 30, 2024, and shall continue at least through August 31, 2026.

The Adviser will be permitted to recapture, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that the Fund’s expenses in later periods fall below the annual rates set forth in this letter agreement; provided, however, that such recapture payments do not cause the Fund’s expense ratio (after recapture) to exceed the lesser of (i) the expense cap in effect at the time of the waiver and (ii) the expense cap in effect at the time of the recapture. Notwithstanding the foregoing, the Fund will not pay any such deferred fees and expenses more than three years after the date on which the fees and expenses were deferred.

Except as expressly amended herein, the letter agreement between the Adviser and the Trust dated October 15, 2024 shall remain in full force and effect and shall not be superseded by this letter agreement.

[Signature Page Follows]

EMERALD MUTUAL FUND ADVISERS TRUST

By:	/s/Daniel Moyer

Name: Daniel Moyer

Title: Executive Vice President

Acknowledged and accepted by:

FINANCIAL INVESTORS TRUST

By:	/s/Lucas Foss
Name:	Lucas Foss
Title:	President

Schedule A

Net Annual Fund Operating Expenses after Fee Waiver/Expense Reimbursement

Emerald Growth Fund

Class A	Class C	Institutional Class	Investor Class
1.29%	1.94%	0.99%	1.34%

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